Exhibit 99.1

Aditxt Announces Pricing of $4.2 Million Private Placement Priced At-The-Market under Nasdaq Rules

Mountain View, Ca., May 3, 2024—(BUSINESS WIRE)—In the first and second paragraphs, shares of common stock should read: 1.6 million, (instead of 1.65 million). Second paragraph, second sentence, the conversion price of the Series C-1 Convertible Preferred Stock should read: $2.595 per share (instead of $2.47 per share). In the second paragraph, fourth sentence, the warrant exercise price should read: $2.47 (instead of $2.595 per share).

The updated press release reads:

Aditxt Announces Pricing of $4.2 Million Private Placement Priced At-The-Market under Nasdaq Rules

Mountain View, Ca., May 3, 2024—(BUSINESS WIRE)—Aditxt, Inc., (NASDAQ: ADTX) (“Aditxt” or the “Company”), a company dedicated to discovering, developing, and deploying promising health innovations, today announced that it has entered into securities purchase agreements for the purchase and sale of an aggregate of 4,186 shares of the Company’s Series C-1 Convertible Preferred Stock, 4,186 shares of the Company’s D-1 Preferred Stock, and warrants to purchase approximately 1.6 million shares of common stock in a private placement priced at-the-market under Nasdaq rules.

The shares of Series C-1 Convertible Preferred Stock have a stated value of $1,000 per share. They are initially convertible into an aggregate of approximately 1.6 million shares of common stock at a conversion price of $2.595 per share. The Series D-1 Preferred Stock permits the holders thereof to vote together with the holders of the Company’s common stock on proposals to effectuate an increase in the shares of common stock that the Company is authorized to issue. The warrants will be exercisable commencing six months following the initial issuance date at an initial exercise price of $2.47 per share and expire five years from the date of issuance. The private placement is expected to close on or about May 6, 2024, subject to the satisfaction of customary closing conditions.

Dawson James Securities is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $4.2 million, prior to deducting the placement agent’s fees and other offering expenses payable by Aditxt. Aditxt intends to use $1.0 million of the net proceeds to fund certain obligations under it’s merger agreement with Evofem Biosciences, Inc. and the remainder of the net proceeds from the offering for working capital and other general corporate purposes.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the Series C-1 Convertible Preferred Stock and warrants on the later of the 30th calendar day after the closing date and the second business day following the date on which the Company obtains stockholder approval of the issuance of the shares of common stock underlying the Series C-1 Convertible Preferred Stock and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Aditxt

Aditxt, Inc.® (“Aditxt”) (NASDAQ: ADTX) is an innovation platform dedicated to discovering, developing, and deploying promising innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives their mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress.

Aditxt has a diverse innovation portfolio, including Adimune™, Inc., which is leading the charge in developing a novel class of therapeutics for retraining the immune system to combat organ rejection, autoimmunity, and allergies. Adivir™, Inc. focuses on enhancing national and population health and impacting public health globally. Pearsanta™, Inc., delivers rapid, personalized, and high-quality lab testing accessible anytime, anywhere, led by its CLIA-certified and CAP-accredited clinical laboratory based in Richmond, VA.

For more information see: www.aditxt.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding, the ability of the Company to consummation of the private placement, the satisfaction of the closing conditions of the private placement and the use of proceeds therefrom, the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s ability to finance and execute on its strategic M&A initiatives; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as market and other conditions and those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Contact

IR@Aditxt.com